News Release

For Immediate Release:                            For More Information,
October 23, 2019                                Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $25.0 million, or $0.84 per diluted common share, for the three months ended September 30, 2019, an increase of 13.5% in earnings per share from the $22.0 million, or $0.74 per diluted common share, recorded in the third quarter of 2018.

For the nine months ended September 30, 2019, the Company recorded net income of $71.2 million, or $2.39 per diluted common share, an increase of 8.1% in earnings per share from the $65.4 million, or $2.21 per diluted common share, for the nine months ended September 30, 2018.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2019 was $53.8 million, a 3.7% increase from the $51.8 million recorded in the third quarter of 2018. Net interest income for the first nine months of 2019 amounted to $161.5 million, a 5.2% increase from the $153.6 million recorded in the comparable period of 2018. The increases in net interest income for the periods presented were primarily due to growth in interest-earning assets, which have increased by approximately 6%-7% over the past year.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the third quarter of 2019 was 3.95%, which was 8 basis points lower than the 4.03% realized in the third quarter of 2018. For the nine month period ended September 30, 2019, the Company’s net interest margin was 4.02% compared to 4.09% for the same period in 2018. The lower margins were due to a combination of lower loan discount accretion and funding costs that rose by more than asset yields.

The Company recorded loan discount accretion of $1.3 million in the third quarter of 2019, compared to $1.6 million in the third quarter of 2018. For the nine months ended September 30, 2019 and 2018, loan discount accretion amounted to $4.5 million and $6.0 million, respectively. The lower loan discount accretion accounted for approximately 3 basis points out of the 8 basis point decline in the net interest margin when comparing the third quarter of 2019 to 2018 and for 5 basis points of the 7 basis point decline on a year to date basis. The lower discount accretion was attributable to paydowns in the Company’s acquired loan portfolios.

The Company's earning-asset yields, excluding loan discount accretion, increased by 8 basis points when comparing the third quarter of 2019 to the third quarter of 2018. Total funding costs increased by 15 basis points over that same period. On a year to date basis, earning-asset yields, excluding loan discount accretion, increased 17 basis points while total funding costs increased 22 basis points.

In the third quarter of 2019, the Federal Reserve cut short-term interest rates by 50 basis points. The lower interest rates resulted in a 12 basis point reduction in the yield on interest-earning assets in the third quarter of 2019 from the second quarter of 2019 (9 basis points excluding loan discount accretion) and a one basis point reduction in the total cost of funds. This spread compression resulted in the 11 basis point linked-quarter decrease in net interest margin (7 basis points excluding loan discount accretion).

See the Financial Summary for a reconciliation of the Company’s net interest margin to its net interest margin excluding loan discount accretion, and other information regarding this percentage.

Provision for Loan Losses and Asset Quality

The Company recorded a negative provision for loan losses of $1.1 million (reduction of the allowance for loan losses) in the third quarter of 2019 compared to a provision for loan losses of $0.1 million in the third quarter of 2018. For the nine months ended September 30, 2019, the Company recorded a negative provision for loan losses of $0.9 million compared to a negative provision for loan losses of $4.3 million in the same period of 2018. In the first quarter of 2018, the Company experienced net loan recoveries of $3.7 million, resulting in the negative provision during 2018. The Company’s provision for loan losses has remained at low levels over the past several years as a result of strong asset quality, including low loan charge-offs.

The ratio of annualized net charge-offs (recoveries) to average loans for the nine months ended September 30, 2019 was 0.03%, compared to (0.05%) for the same period of 2018. The Company’s nonperforming assets to total assets ratio was 0.56% at September 30, 2019 compared to 0.72% at September 30, 2018.

Noninterest Income

Total noninterest income was $15.6 million and $15.2 million for the three months ended September 30, 2019 and 2018, respectively. For the nine months ended September 30, 2019, noninterest income amounted to $46.2 million compared to $46.9 million for the same period of 2018.

Core noninterest income, a non-GAAP measure, for the third quarter of 2019 was $15.9 million, a 2.9% increase from the $15.5 million reported for the third quarter of 2018 - see reconciliation of core noninterest income to total noninterest income in the Financial Summary. The Company experienced strong increases in “Other service charges, commissions, and fees,” due to higher debit card and credit card interchange fees associated with increased usage, and "Fees from Presold Mortgages," as a result of higher mortgage loan originations. Offsetting those increases was lower SBA consulting fee income and lower SBA loan sale gains, which both declined due to lower origination activity.

Core noninterest income for the nine months ended September 30, 2019 was $47.3 million, a 1.5% increase from the $46.6 million reported for the first nine months of 2018. Higher “Other service charges, commissions and fees” were substantially offset by lower SBA consulting fee income and lower gains on sales of SBA loans.

Other gains (losses) amounted to a loss of $0.3 million in the first nine months of 2019 due to miscellaneous items, whereas in the first nine months of 2018, the Company recorded a net gain of $0.8 million, which included a $0.9 million gain on the sale of a former branch location.

Noninterest Expenses

Noninterest expenses amounted to $38.9 million in the third quarter of 2019, a 0.3% decrease from the $39.0 million recorded in the third quarter of 2018. Noninterest expenses for the nine months ended September 30, 2019 amounted to $118.6 million compared to $121.2 million in 2018, a decrease of 2.1%.

As a result of FDIC assessment credits allocated to the Company, the Company recorded no FDIC insurance expense in the third quarter of 2019 and reversed a $400,000 accrual from the second quarter of 2019. The Company expects its remaining credits to result in no insurance expense in the fourth quarter of 2019 and to cover approximately one month of expense in the first quarter of 2020.

Merger and acquisition expenses declined by $3.4 million in the nine months ended September 30, 2019 compared to the same period in 2018.

Income Taxes

The Company’s effective tax rate for the third quarter of 2019 was 20.8% compared to 21.2% in the third quarter of 2018. For the nine months ended September 30, 2019 and 2018, the Company’s effective tax rates were 21.0% and 21.8%, respectively. The lower 2019 effective tax rates were primarily due to a decrease in the North Carolina corporate income tax rate from 3.0% to 2.5%, which became effective January 1, 2019.

Balance Sheet and Capital

Total assets at September 30, 2019 amounted to $6.1 billion, a 6.3% increase from a year earlier. Total loans at September 30, 2019 amounted to $4.4 billion, a 4.9% increase from a year earlier, and total deposits amounted to $4.9 billion at September 30, 2019, a 7.7% increase from a year earlier.

Annualized loan growth for the first nine months of 2019 was 4.6%. Annualized deposit growth for the first nine months of 2019 was 6.2%. Within deposits, the Company’s retail deposits (excludes brokered deposits and internet time deposits) grew at an annualized rate of 9.9% for the first nine months of 2019. As a result of the strong retail deposit growth, the Company has been able reduce to its level of brokered deposits, which have declined by $128 million, or 50.1%, since September 30, 2018. Additionally, the Company has paid down its borrowings by $106 million, or 26.0%, over that same time period.

In late 2018 and early 2019, in order to reduce exposure to the possibility of lower interest rates, the Company invested a portion of its interest-bearing cash balances into fixed rate investment securities. As a result, from September 30, 2018 to September 30, 2019, interest-bearing cash balances have declined by 42.5% and investment securities balances have increased by 70.2%.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at September 30, 2019 of 14.78%, an increase from the 13.68% reported at September 30, 2018. The Company’s tangible common equity to tangible assets ratio was 10.01% at September 30, 2019, an increase of 106 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are pleased with our results for the quarter, which resulted in a return on average assets of 1.65%. The current interest rate environment is a challenge for banks, but our net interest margin has held up well. Deposit growth remains strong, and we also saw an increase in loan origination activity during the quarter."

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the third quarter of 2019:

•
On September 13, 2019, the Company announced a quarterly cash dividend of $0.12 per share payable on October 25, 2019 to shareholders of record on September 30, 2019. This dividend rate represents a 20% increase over the dividend rate declared in the third quarter of 2018.

•
During the third quarter of 2019, the Company repurchased 99,625 shares of the Company’s common stock at an average price of $34.89, which totaled $3.5 million. For the first nine months of 2019, the Company repurchased 281,593 shares at an average cost of $35.48 for a total of $10 million. The Company has $15 million of remaining repurchase authority and, depending on market conditions, may continue share repurchases up to that limit during the last quarter of 2019.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $6.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank also operates one loan production office in Raleigh, North Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2019	2018	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$55,142	52,407
Interest on investment securities	5,342	2,868
Other interest income	1,898	2,944
Total interest income	62,382	58,219	7.2%
Interest expense
Interest on deposits	6,597	3,906
Interest on borrowings	2,007	2,468
Total interest expense	8,604	6,374	35.0%
Net interest income	53,778	51,845	3.7%
Total provision (reversal) for loan losses	(1,105)	87	n/m
Net interest income after provision for loan losses	54,883	51,758	6.0%
Noninterest income
Service charges on deposit accounts	3,388	3,221
Other service charges, commissions, and fees	5,814	4,942
Fees from presold mortgage loans	1,275	576
Commissions from sales of insurance and financial products	2,203	2,425
SBA consulting fees	663	1,287
SBA loan sale gains	1,917	2,373
Bank-owned life insurance income	651	641
Foreclosed property gains (losses), net	(273)	(192)
Securities gains (losses), net	97	—
Other gains (losses), net	(105)	(101)
Total noninterest income	15,630	15,172	3.0%
Noninterest expenses
Salaries expense	19,833	18,771
Employee benefit expense	4,144	4,061
Occupancy and equipment related expense	4,017	4,180
Merger and acquisition expenses	—	167
Intangibles amortization expense	1,163	1,452
Other operating expenses	9,763	10,403
Total noninterest expenses	38,920	39,034	(0.3)%
Income before income taxes	31,593	27,896	13.3%
Income tax expense	6,574	5,905	11.3%
Net income	$25,019	21,991	13.8%

Earnings per common share - diluted	$0.84	0.74	13.5%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$53,778	51,845
Tax-equivalent adjustment (1)	413	428
Net interest income, tax-equivalent	$54,191	52,273	3.7%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2019	2018	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$164,754	154,028
Interest on investment securities	15,679	8,667
Other interest income	6,705	7,320
Total interest income	187,138	170,015	10.1%
Interest expense
Interest on deposits	18,498	9,812
Interest on borrowings	7,092	6,619
Total interest expense	25,590	16,431	55.7%
Net interest income	161,548	153,584	5.2%
Total provision (reversal) for loan losses	(913)	(4,282)	(78.7)%
Net interest income after provision for loan losses	162,461	157,866	2.9%
Noninterest income
Service charges on deposit accounts	9,543	9,606
Other service charges, commissions, and fees	16,848	14,101
Fees from presold mortgage loans	2,677	2,231
Commissions from sales of insurance and financial products	6,436	6,484
SBA consulting fees	2,847	3,554
SBA loan sale gains	7,048	8,773
Bank-owned life insurance income	1,928	1,892
Foreclosed property gains (losses), net	(899)	(579)
Securities gains (losses), net	97	—
Other gains (losses), net	(331)	811
Total noninterest income	46,194	46,873	(1.4)%
Noninterest expenses
Salaries expense	58,530	56,615
Employee benefit expense	13,150	12,752
Occupancy and equipment related expense	12,052	12,018
Merger and acquisition expenses	213	3,568
Intangibles amortization expense	3,737	4,518
Other operating expenses	30,948	31,683
Total noninterest expenses	118,630	121,154	(2.1)%
Income before income taxes	90,025	83,585	7.7%
Income tax expense	18,862	18,191	3.7%
Net income	$71,163	65,394	8.8%

Earnings per common share - diluted	$2.39	2.21	8.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$161,548	153,584
Tax-equivalent adjustment (1)	1,260	1,151
Net interest income, tax-equivalent	$162,808	154,735	5.2%

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2019	2018	2019	2018
Return on average assets (1)	1.65%	1.53%	1.59%	1.55%
Return on average common equity (2)	12.00%	11.83%	11.87%	12.16%
Net interest margin - tax-equivalent (3)	3.95%	4.03%	4.02%	4.09%
Net charge-offs (recoveries) to average loans	0.04%	0.27%	0.03%	(0.05)%

COMMON SHARE DATA
Cash dividends declared - common	$0.12	0.10	0.36	0.30
Stated book value - common	28.20	24.99	28.20	24.99
Tangible book value - common	19.66	16.43	19.66	16.43
Common shares outstanding at end of period	29,604,830	29,729,285	29,604,830	29,729,285
Weighted average shares outstanding - diluted	29,684,105	29,621,130	29,759,459	29,639,126

CAPITAL RATIOS
Tangible common equity to tangible assets	10.01%	8.95%	10.01%	8.95%
Common equity tier I capital ratio - estimated	13.12%	11.97%	13.12%	11.97%
Tier I leverage ratio - estimated	11.12%	10.34%	11.12%	10.34%
Tier I risk-based capital ratio - estimated	14.33%	13.18%	14.33%	13.18%
Total risk-based capital ratio - estimated	14.78%	13.68%	14.78%	13.68%

AVERAGE BALANCES ($ in thousands)
Total assets	$6,021,979	5,712,940	5,986,641	5,644,692
Loans	4,354,477	4,191,751	4,322,078	4,141,645
Earning assets	5,440,014	5,143,420	5,410,546	5,057,811
Deposits	4,838,574	4,526,012	4,784,935	4,480,792
Interest-bearing liabilities	3,678,530	3,654,176	3,722,536	3,651,744
Shareholders’ equity	826,914	737,560	801,228	718,982

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
_____________________________________________________________________________________________
TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018

Net interest income - tax-equivalent (1)	$54,191	54,832	53,785	54,289	52,273
Taxable equivalent adjustment (1)	413	423	424	443	428
Net interest income	53,778	54,409	53,361	53,846	51,845
Provision (reversal) for loan losses	(1,105)	(308)	500	693	87
Noninterest income	15,630	15,989	14,575	14,114	15,173
Noninterest expense	38,920	40,439	39,271	37,374	39,035
Income before income taxes	31,593	30,267	28,165	29,893	27,896
Income tax expense	6,574	6,408	5,880	5,998	5,905
Net income	25,019	23,859	22,285	23,895	21,991

Earnings per common share - diluted	0.84	0.80	0.75	0.80	0.74

Cash dividends declared per share	0.12	0.12	0.12	0.10	0.10
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Sept. 30, 2019	At June 30, 2019	At Dec. 31, 2018	At Sept. 30, 2018	One Year Change
Assets
Cash and due from banks	$52,621	52,679	56,050	50,209	4.8%
Interest-bearing deposits with banks	264,840	286,781	406,848	460,520	(42.5)%
Total cash and cash equivalents	317,461	339,460	462,898	510,729	(37.8)%

Investment securities	779,489	771,021	602,588	457,887	70.2%
Presold mortgages	16,269	6,222	4,279	6,111	166.2%

Total loans	4,396,544	4,339,497	4,249,064	4,190,628	4.9%
Allowance for loan losses	(19,260)	(20,789)	(21,039)	(20,546)	(6.3)%
Net loans	4,377,284	4,318,708	4,228,025	4,170,082	5.0%

Premises and equipment	136,668	136,901	119,000	116,618	17.2%
Intangible assets	252,824	253,769	255,480	254,737	(0.8)%
Foreclosed real estate	4,589	5,107	7,440	6,140	(25.3)%
Bank-owned life insurance	103,806	103,154	101,878	101,055	2.7%
Other assets	80,521	77,697	82,528	88,271	(8.8)%
Total assets	$6,068,911	6,012,039	5,864,116	5,711,630	6.3%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$1,491,494	1,441,064	1,320,131	1,280,408	16.5%
Interest-bearing checking accounts	894,777	931,945	916,374	870,487	2.8%
Money market accounts	1,124,614	1,104,052	1,035,523	1,007,177	11.7%
Savings accounts	418,043	413,065	432,389	432,335	(3.3)%
Brokered deposits	127,519	150,888	239,875	255,415	(50.1)%
Internet time deposits	1,445	1,445	3,428	3,924	(63.2)%
Other time deposits > $100,000	557,590	538,401	447,619	409,742	36.1%
Other time deposits	259,900	262,194	264,000	268,885	(3.3)%
Total deposits	4,875,382	4,843,054	4,659,339	4,528,373	7.7%

Borrowings	300,656	301,140	406,609	406,593	(26.1)%
Other liabilities	57,891	52,676	33,938	33,588	72.4%
Total liabilities	5,233,929	5,196,870	5,099,886	4,968,554	5.3%

Shareholders’ equity
Common stock	429,136	432,533	434,453	434,227	(1.2)%
Retained earnings	402,212	380,748	341,738	320,822	25.4%
Stock in rabbi trust assumed in acquisition	(2,577)	(3,625)	(3,235)	(3,224)	(20.1)%
Rabbi trust obligation	2,577	3,625	3,235	3,224	(20.1)%
Accumulated other comprehensive income (loss)	3,634	1,888	(11,961)	(11,973)	(130.4)%
Total shareholders’ equity	834,982	815,169	764,230	743,076	12.4%
Total liabilities and shareholders’ equity	$6,068,911	6,012,039	5,864,116	5,711,630	6.3%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018

Yield on loans	5.02%	5.16%	5.11%	5.13%	4.96%
Yield on securities	2.74%	2.81%	2.95%	2.71%	2.52%
Yield on other earning assets	2.42%	2.51%	2.77%	2.29%	2.33%
Yield on all interest-earning assets	4.55%	4.67%	4.66%	4.60%	4.49%

Rate on interest bearing deposits	0.77%	0.75%	0.67%	0.56%	0.48%
Rate on other interest-bearing liabilities	2.65%	2.83%	2.79%	2.60%	2.41%
Rate on all interest-bearing liabilities	0.93%	0.93%	0.90%	0.79%	0.69%
Total cost of funds	0.66%	0.67%	0.66%	0.58%	0.51%

Net interest margin (1)	3.92%	4.03%	4.03%	4.05%	4.00%

Net interest margin - tax-equivalent (2)	3.95%	4.06%	4.06%	4.08%	4.03%

Average prime rate	5.27%	5.50%	5.50%	5.28%	5.01%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
______________________________________________________________________________________________________

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018

Interest income - increased by accretion of loan discount on acquired loans	$959	1,336	1,132	1,566	1,365
Interest income - increased by accretion of loan discount on retained portions of SBA loans	365	394	287	264	210
Interest expense - reduced by premium amortization of deposits	44	50	58	71	84
Interest expense - increased by discount accretion of borrowings	(46)	(45)	(45)	(45)	(46)
Impact on net interest income	$1,322	1,735	1,432	1,856	1,613

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018

Nonperforming assets
Nonaccrual loans	$19,720	17,375	20,684	22,575	18,231
Troubled debt restructurings - accruing	9,566	11,890	12,457	13,418	16,657
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	29,286	29,265	33,141	35,993	34,888
Foreclosed real estate	4,589	5,107	6,390	7,440	6,140
Total nonperforming assets	$33,875	34,372	39,531	43,433	41,028
Purchased credit impaired loans not included above (1)	$13,798	14,175	15,867	17,393	20,189
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans - annualized	0.04%	—%	0.04%	0.02%	0.27%
Nonperforming loans to total loans	0.67%	0.67%	0.77%	0.85%	0.83%
Nonperforming assets to total assets	0.56%	0.57%	0.65%	0.74%	0.72%
Allowance for loan losses to total loans	0.44%	0.48%	0.49%	0.5%	0.49%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018

Net interest income, as reported	$53,778	54,409	53,361	53,846	51,845
Tax-equivalent adjustment	413	423	424	443	428
Net interest income, tax-equivalent (A)	$54,191	54,832	53,785	54,289	52,273
Average earning assets (B)	$5,440,014	5,417,284	5,372,766	5,276,311	5,143,449
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.95%	4.06%	4.06%	4.08%	4.03%

Net interest income, tax-equivalent	$54,191	54,832	53,785	54,289	52,273
Loan discount accretion	1,324	1,730	1,419	1,830	1,575
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$52,867	53,102	52,366	52,459	50,698
Average earnings assets (B)	$5,440,014	5,417,284	5,372,766	5,276,311	5,143,449
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (A) / (B)	3.86%	3.93%	3.95%	3.94%	3.91%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At September 30, 2019, the Company had a remaining loan discount balance on acquired loans of $13.8 million compared to $18.9 million at September 30, 2018. At September 30, 2019, the Company had a remaining loan discount balance on SBA loans of $7.2 million compared to $5.4 million at September 30, 2018. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

	For the Three Months Ended		For the Nine Months Ended
RECONCILIATION OF CORE NONINTEREST INCOME TO TOTAL NONINTEREST INCOME ($ in thousands)	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Noninterest income
Service charges on deposit accounts	$3,388	3,221	9,543	9,606
Other service charges, commissions, and fees	5,814	4,942	16,848	14,101
Fees from presold mortgage loans	1,275	576	2,677	2,231
Commissions from sales of insurance and financial products	2,203	2,425	6,436	6,484
SBA consulting fees	663	1,287	2,847	3,554
SBA loan sale gains	1,917	2,373	7,048	8,773
Bank-owned life insurance income	651	641	1,928	1,892
Core noninterest income	15,911	15,465	47,327	46,641
Foreclosed property gains (losses), net	(273)	(192)	(899)	(579)
Securities gains (losses), net	97	—	97	—
Other gains (losses), net	(105)	(101)	(331)	811
Total noninterest income	$15,630	15,172	46,194	46,873